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                                      UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                                      SCHEDULE 13G

                        UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                   (AMENDMENT NO. __)*


                     ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.
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                                    (Name of Issuer)


Common Stock, par value $0.0001 per share               02149U200
-----------------------------------------   ------------------------------------
     (Title of Class of Securities)                   (CUSIP Number)


                                FEBRUARY 14, 2008
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]   Rule 13d-1(b)
      [_]   Rule 13d-1(c)
      [X]   Rule 13d-1(d)

                                   ----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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


-------------------------------------------                 --------------------
          CUSIP No.       02149U200          13G               Page 2 of 10
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      1     NAMES OF REPORTING PERSONS:             STC INVESTMENT HOLDINGS LLC

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      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a) [_]
                                                                        (b) [_]
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      3     SEC USE ONLY

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      4     CITIZENSHIP OR PLACE OF ORGANIZATION:                 DELAWARE

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                        5     SOLE VOTING POWER:             0

  NUMBER OF        -------------------------------------------------------------
   SHARES               6     SHARED VOTING POWER:           3,881,250
BENEFICIALLY
  OWNED BY         -------------------------------------------------------------
    EACH                7     SOLE DISPOSITIVE POWER:        0
  REPORTING
 PERSON WITH       -------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER:      3,881,250

--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY
            EACH REPORTING PERSON:                           3,881,250
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     10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES:                                                     [_]
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     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):         7.5%

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     12     TYPE OF REPORTING PERSON:                                   CO

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


-------------------------------------------                 --------------------
          CUSIP No.       02149U200          13G               Page 3 of 10
-------------------------------------------                 --------------------

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      1     NAMES OF REPORTING PERSONS:               STONE TOWER OPERATING LP

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      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
      3     SEC USE ONLY

--------------------------------------------------------------------------------
      4     CITIZENSHIP OR PLACE OF ORGANIZATION:                 DELAWARE

--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER:              0

  NUMBER OF        -------------------------------------------------------------
   SHARES               6     SHARED VOTING POWER:            3,881,250
BENEFICIALLY
  OWNED BY         -------------------------------------------------------------
    EACH                7     SOLE DISPOSITIVE POWER:         0
  REPORTING
 PERSON WITH       -------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER:       3,881,250

--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY
            EACH REPORTING PERSON:                            3,881,250
--------------------------------------------------------------------------------
     10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES:                                                     [_]
--------------------------------------------------------------------------------
     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):         7.5%

--------------------------------------------------------------------------------
     12     TYPE OF REPORTING PERSON:                                   PN

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


-------------------------------------------                 --------------------
          CUSIP No.       02149U200          13G               Page 4 of 10
-------------------------------------------                 --------------------

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      1     NAMES OF REPORTING PERSONS:               STONE TOWER CAPITAL LLC

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      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a) [_]
                                                                        (b) [_]
--------------------------------------------------------------------------------
      3     SEC USE ONLY

--------------------------------------------------------------------------------
      4     CITIZENSHIP OR PLACE OF ORGANIZATION:                 DELAWARE

--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER:             0

  NUMBER OF        -------------------------------------------------------------
   SHARES               6     SHARED VOTING POWER:           3,881,250
BENEFICIALLY
  OWNED BY         -------------------------------------------------------------
    EACH                7     SOLE DISPOSITIVE POWER:        0
  REPORTING
 PERSON WITH       -------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER:      3,881,250

--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY
            EACH REPORTING PERSON:                           3,881,250
--------------------------------------------------------------------------------
     10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES:                                                     [_]
--------------------------------------------------------------------------------
     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):         7.5%

--------------------------------------------------------------------------------
     12     TYPE OF REPORTING PERSON:                                   CO

--------------------------------------------------------------------------------

-------------------------------------------                 --------------------
          CUSIP No.       02149U200          13G               Page 5 of 10
-------------------------------------------                 --------------------

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      1     NAMES OF REPORTING PERSONS:                     MICHAEL J. LEVITT

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      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a) [_]
                                                                        (b) [_]
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      3     SEC USE ONLY

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      4     CITIZENSHIP OR PLACE OF ORGANIZATION:                 UNITED STATES

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                        5     SOLE VOTING POWER:              0

  NUMBER OF        -------------------------------------------------------------
   SHARES               6     SHARED VOTING POWER:            3,881,250
BENEFICIALLY
  OWNED BY         -------------------------------------------------------------
    EACH                7     SOLE DISPOSITIVE POWER:         0
  REPORTING
 PERSON WITH       -------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER:       3,881,250

--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY
            EACH REPORTING PERSON:                            3,881,250
--------------------------------------------------------------------------------
     10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES:                                                     [_]
--------------------------------------------------------------------------------
     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):         7.5%

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     12     TYPE OF REPORTING PERSON:                                   IN

--------------------------------------------------------------------------------

ITEM 1(a).  NAME OF ISSUER:

            Alternative Asset Management Acquisition Corp. (the "Issuer")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            590 Madison Avenue
            35th Floor
            New York, New York 10022

ITEM 2(a).  NAME OF PERSON FILING:

            STC INVESTMENT HOLDINGS LLC
            STONE TOWER OPERATING LP
            STONE TOWER CAPITAL LLC
            MICHAEL J. LEVITT
            (each a "Reporting Person" and collectively, "Reporting Persons")

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR IF NONE, RESIDENCE:

            STC Investment Holdings LLC
            152 West 57th Street
            New York, New York 10019

            Stone Tower Operating LP
            c/o Stone Tower Capital LLC
            152 West 57th Street
            New York, New York 10019

            Stone Tower Capital LLC
            152 West 57th Street
            New York, New York 10019

            Michael J. Levitt
            c/o Stone Tower Capital LLC
            152 West 57th Street
            New York, New York 10019

ITEM 2(c).  CITIZENSHIP:

            Incorporated by reference to Item 4 of each Reporting Person's respective cover page.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.0001 per share (the "Common Stock")

ITEM 2(e).  CUSIP NUMBER:

            02149U200

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            (a)   [_]   Broker or dealer registered under Section 15 of the Act;

            (b)   [_]   Bank as defined in Section 3(a)(6) of the Act;

            (c)   [_]   Insurance company as defined in Section 3(a)(19) of the
                  Act;

            (d)   [_]   Investment company registered under Section 8 of the
                  Investment Company Act of 1940;

            (e)   [_]   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

            (f)   [_]   An employee benefit plan or endowment fund in accordance
                  with Rule 13d-1(b)(1)(ii)(F);

            (g)   [_]   A parent holding company or control person in accordance
                  with Rule 13d-1(b)(1)(ii)(G);

            (h)   [_]   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

            (i)   [_]   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment Company Act of 1940;

            (j)   [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP.

            (a) Incorporated by reference to Item 9 of each Reporting Person's respective cover page.

            (b) As of November 14, 2007, the Reporting Persons beneficially owned in the aggregate 3,881,250 shares of Common Stock, representing approximately 7.5% of the Common Stock (based on 51,750,000 shares of common stock outstanding as reported in the Issuer's Quarterly Report on Form 10-Q for the Quarter ended September 30, 2007), determined in accordance with Rule 13d-3 under the Exchange Act. Stone Tower Operating LP is the sole member of STC Investment Holdings LLC. Stone Tower Operating LP is ultimately controlled by Michael J. Levitt through Stone Tower Capital LLC. Michael J. Levitt is the Chairman and Chief Investment Officer of Stone Tower Capital LLC and may be considered to have beneficial ownership of STC Investment Holdings LLC's interests in us. Mr. Levitt disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

            (c) Incorporated by reference to Items 5 through 8 of each Reporting Person's respective cover page.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION

            Not applicable.

                                        SIGNATURE

            After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.


Dated:      February 14, 2008

                                          STC INVESTMENT HOLDINGS LLC

                                          By:   /s/  Michael J. Levitt
                                              ---------------------------------
                                              Name:  Michael J. Levitt
                                              Title: Authorized Person


                                          STONE TOWER OPERATING LP

                                          By:   STONE TOWER CAPITAL LLC, as
                                                General Partner

                                          By:   /s/  Michael J. Levitt
                                              ---------------------------------
                                              Name:  Michael J. Levitt
                                              Title: Chairman and Chief
                                                     Investment Officer


                                          STONE TOWER CAPITAL LLC

                                          By:   /s/  Michael J. Levitt
                                              ---------------------------------
                                              Name:  Michael J. Levitt
                                              Title: Chairman and Chief
                                                     Investment Officer


                                          MICHAEL J. LEVITT

                                          By:   /s/  Michael J. Levitt
                                              ---------------------------------
                                              Name:  Michael J. Levitt

                           SCHEDULE 13G JOINT FILING AGREEMENT

      In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13G to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

Dated:   February 14, 2008


                                          STC INVESTMENT HOLDINGS LLC

                                          By:   /s/  Michael J. Levitt
                                              ---------------------------------
                                              Name:  Michael J. Levitt
                                              Title: Authorized Person


                                          STONE TOWER OPERATING LP

                                          By:   STONE TOWER CAPITAL LLC, as
                                                General Partner

                                          By:   /s/  Michael J. Levitt
                                              ---------------------------------
                                              Name:  Michael J. Levitt
                                              Title: Chairman and Chief
                                                     Investment Officer


                                          STONE TOWER CAPITAL LLC

                                          By:   /s/  Michael J. Levitt
                                              ---------------------------------
                                              Name:  Michael J. Levitt
                                              Title: Chairman and Chief
                                                     Investment Officer


                                          MICHAEL J. LEVITT

                                          By:   /s/  Michael J. Levitt
                                              ---------------------------------
                                              Name:  Michael J. Levitt